Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Participants:

Sergi Mascaro Eden Discovery Fund

PRESENTATION

Operator

Good morning. My name is Angela and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation's first quarter of fiscal year 2026 earnings conference call. (Operator Instructions)

Ms. Felix, you may begin your conference.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good morning. Thank you for joining us for Optical Cable Corporation's first quarter of fiscal year 2026 conference call. By this time everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Caroline. And good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2026, in some additional detail.

After Tracy's remarks, we will answer as many questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

OCC is off to a strong start in fiscal year 2026. During the first quarter, we delivered net sales and gross profit growth, largely driven by increased demand across our enterprise and specialty markets, and the positive impact of our operating leverage.

During the first quarter of fiscal year 2026, net sales increased 4.4% and gross profit increased 16.1% compared to the same period last fiscal year. And gross profit margin increased to 32.7%.

Additionally, our sales order backlog and forward load increased more than 50% to $10.4 million as of the end of the first quarter when compared to the same prior fiscal year period, and we expect to continue to build on this momentum.

While seasonality typically impacts the first half of our fiscal year, during our second quarter, we are seeing growing momentum in our targeted markets, and in particular in our data center market.

We are confident that OCC is well positioned for growth during fiscal year 2026. As always, we remain focused on disciplined execution to drive value for our customers and shareholders.

With that, I will turn the call over to Tracy, who will review in additional detail our first quarter of fiscal year 2026 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2026 increased 4.4% to $16.4 million, compared to $15.7 million for the same period last year. During the first quarter of fiscal 2026, we experienced an increase in net sales in both our enterprise and specialty markets, compared to the same period last year, as we continued to see general market improvements in our industry and strength in our severe duty market.

Net sales to customers outside of the United States increased 18% and net sales to our customers in the United States increased slightly in the first quarter of fiscal year 2026, compared to the same period last year.

As Neil referenced, our sales order backlog and forward load increased to $10.4 million, compared to $6.6 million as of the end of our first fiscal quarter of 2025. Our sales order backlog and forward load also increased when compared to $7.3 million as of our 2025 fiscal year end.

Turning to gross profit. Our gross profit increased 16.1% to $5.4 million in the first quarter of fiscal 2026, compared to $4.6 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 32.7% compared to 29.4% in the same prior year period.

Gross profit margin for the first quarter of fiscal 2026 was positively impacted by higher volumes and the resulting positive impact of our strong operating leverage. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

SG&A expenses increased to $5.6 million in the first quarter of fiscal year 2026, compared to $5.5 million for the same period last year, primarily as a result of increases in employee and contracted sales personnel-related costs and shipping costs. SG&A expenses as a percentage of net sales were 33.8% in the first quarter of fiscal 2026, compared to 34.7% in the first quarter of fiscal 2025.

OCC recorded a net loss of $398,000, or $0.05 per basic and diluted share, for the first quarter of fiscal 2026, compared to a net loss of $1.1 million, or $0.14 per basic and diluted share, for the first quarter of fiscal 2025.

With that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. As is our normal practice, we're going to first answer questions from individual investors that have been submitted in advance of today's call. Caroline, could you go through the questions with us, and we will respond?

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Yes. Thanks, Neil. We'll get started. The first question is, can you update us on the data center opportunity in general, how you feel about it and if the opportunity has strengthened or not during the quarter? Any major changes or updates?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We continue to be optimistic about the data center opportunities, particularly in the multi-tenant data center and enterprise data center sectors. OCC saw, and is seeing, significant and growing activity and customer requests for quotes in the data center sector, particularly in January, and that activity is continuing and growing as we enter the second quarter of fiscal 2026. We believe this momentum will continue and result in increased sales in our targeted sectors of the data center market as fiscal year 2026 progresses.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, in terms of outlook into 2026, in general, do you feel more or less optimistic now than in Q4?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

I would like to say that we continue to be very optimistic about potential sales growth this year. As you all know, we typically see seasonality impact our results during the first half of a given fiscal year, particularly during the first quarter. However, based on the fact that our sales order backlog and forward load has increased more than 50% to $10.4 million as of the end of the first fiscal quarter of 2026, when compared to the same period last year, and that the activity and requests for quotes we have seen in our targeted market sectors, including the data center market sector, have been increasing, we continue to expect sales growth during fiscal year 2026.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. In the past, you have been commenting on improvements in OCC end markets. Have these improvements continued? Can you comment on new and emerging trends or risks?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you. As you all know, during fiscal year 2025, net sales increased 9.5% and gross profits increased 24.1% compared to the prior fiscal year which we believe reflects the improvements we saw in many of our targeted markets last year, particularly during the second half of fiscal year 2025. So far, we continue to see growth opportunities in many of our targeted market sectors including, in particular, the data center market during fiscal year 2026. We believe this will continue to be the case, and this will positively impact OCC's revenue growth in fiscal year 2026.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you please provide an update on progress of the Lightera collaboration?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Sure. As we've mentioned before, OCC has worked with Lightera, formerly known as OFS, for decades. The strategic collaboration with Lightera announced last year was built on that long-standing relationship and the respect each team has for the other. The OCC and Lightera teams work well together and complement each other, enabling both companies to benefit from this important relationship. We believe we're seeing the benefit of that as we move into fiscal year 2026.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Could you comment on the type of products you expect to sell alongside Lightera? Will they be on the margin-accretive connectivity side or more on the basic cabling side?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Sure. So OCC and Lightera have assembled product sets that we believe provide exceptional solutions to meet our customer needs. They're both on the cabling side and on the connectivity side. Lightera, speaking of Lightera products, they have a number of industry-leading product designs that are now included in OCC's product solutions offering. A couple of examples include Lightera's Rollable Ribbon fiber optic cable which is particularly well suited for data center applications. Additionally, Lightera's InvisiLight® product solutions are particularly well suited for installations of Passive Optical LAN technology in existing buildings where traditional Passive Optical LAN installations are more challenging.

Of course, Lightera and OCC are both known for innovative product solutions and the development of new product solutions which I would expect to continue to be the case.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, can you explain if data center revenue had an impact in Q1 and what to expect for the rest of the year in terms of revenues?

Tracy Smith Optical Cable Corporation - SVP & CFO

OCC generally does not provide specifics regarding OCC's individual targeted market sectors. That said, during the first quarter, OCC saw increases in quotes and customer orders in the data center market sector, particularly in January. We believe this activity will continue to grow this year and will result in greater data center market sector revenues during the remainder of fiscal year 2026.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question is, have you seen any interest regarding a potential acquisition of OCC by larger players, given that many of the larger players urgently need increased capacity?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Caroline, as you might expect, we are unable to comment on whether or not there's been any such interest.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Will you ever have an analyst day perhaps with an investor deck?

Tracy Smith Optical Cable Corporation - SVP & CFO

OCC has given presentations to analysts in the past. However as a small micro cap company, OCC does not have any analyst coverage at the moment.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. I've noticed increasing job activity including night shift jobs appearing on the jobs section of your website. Can we assume this is in anticipation of increased activity for the second half of 2026?

Tracy Smith Optical Cable Corporation - SVP & CFO

OCC currently is hiring in our manufacturing operations. We have been hiring to meet what we believe will be our personnel needs this fiscal year and recognizing the time it takes to train new manufacturing personnel. OCC is fortunate to have skilled, long-term employees. Of course OCC does have some personnel turnover as well that results in open positions. However we are proud that OCC tends to have lower personnel turnover than other companies.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. When do you think it's possible to start generating more revenue from the Lightera collaboration? Can you give us an idea on how this might change current revenue rate?

Tracy Smith Optical Cable Corporation - SVP & CFO

Working with Lightera has already begun to generate more opportunities, and we believe this will continue and contribute to revenue growth in fiscal year 2026 and beyond.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Next question is, can you give more color on the Lightera collaboration and how you ended up at 7% for a share purchase? Did they want to buy more?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

It would not be appropriate for me to comment more on the Lightera collaboration beyond what OCC and Lightera have already disclosed. I would like to say though, we think very highly of Lightera and the Lightera team, and we believe their investment in OCC reflects Lightera's confidence in our business and our strong collaboration with them. I will also say that I believe that the Lightera-OCC collaboration is benefiting both companies and will continue to do so.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you comment on demand signals or expand on backlog in the Tier two data center sales cycle? Can you give an idea on the typical sales cycle as it might pertain to the Lightera collaboration activity and new revenue streams?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

First, the OCC team stays close to customers and others that impact opportunities on a daily basis. That allows us to see what demand signals are happening in the marketplace and provides us insight and a good sense of market dynamics. Also the data center cycle tends to be longer for data center markets, particularly Tier two, than the sales cycle for OCC's typical sales. We also believe the strategic collaboration is benefiting OCC and Lightera and generating additional opportunities which we believe will continue to grow this fiscal year.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Next question is, in the past, you had mentioned you expect the second half to be stronger than the first half. Is this still the case?

Tracy Smith Optical Cable Corporation - SVP & CFO

Yes. As we have mentioned earlier on this call we do expect the remainder of fiscal 2026 to show further growth, including the second half of the fiscal year.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Our last pre-submitted question this morning is, at what point do you expect the growth to inflect in 2026?

Tracy Smith Optical Cable Corporation - SVP & CFO

While we are not giving revenue guidance for fiscal year 2026, either for the year or by quarter, I would point out that we have seen a growing sales order backlog and forward load. Our sales order backlog and forward load was $10.4 million at the end of the first quarter of 2026, an increase of more than 50% when compared to the same period last year.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. That was the last pre-submitted question.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Caroline. And now Angela, we will take any questions from analysts and institutional investors that may have questions. We ask that you please limit yourselves to one question and one follow up. Angela, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. And again, we're only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we'll take our first question from Sergi Mascaro with Eden Discovery.

Sergi Mascaro Eden Discovery Fund

Hey guys, thank you for taking questions. Can you hear me well?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes.

Sergi Mascaro Eden Discovery Fund

Okay. Perfect. So the last call you talked about some project delays. Can you update us about that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. We had, I think in the last quarter, maybe the quarter before that, we had mentioned that we had seen in the marketplace some projects that were being delayed, but that we didn't believe that that was affecting our overall results. Right now I can't think of anything offhand that is being delayed at the moment, but that always can happen in any quarter, but we don't expect that to be impacting our results this year.

Transcript: OCC –Q1 2026 Earnings Conference Call – 3/10/26 11:00 AM EST	Exhibit 99.2

Sergi Mascaro Eden Discovery Fund

Okay. That's perfect. And my second and last question is that during the fiscal year 2025, the backlog was growing about 20%, but we didn't see that translating into revenue growth. Why is that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well the backlog is a measurement of any point in time. But I think what we did see as it was growing that last year, we had increased sales of 9.5% in total, and we saw significant strong sales in the third and fourth quarter of last year. So I think that that's what is consistent with that backlog growth. I think the fact that we have mentioned that we are seeing a larger backlog, sales order backlog, at the end of the first quarter and the fact that we're seeing more activity and quote requests in our markets, we believe that that's a good signal for the rest of fiscal year 2026.

Operator

(Operator Instructions) And at this time there are no further questions in queue. I will turn the meeting back to Neil Wilkin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Angela. I would like to thank everyone for listening to our first quarter of fiscal year 2026 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation, and that's most appreciated. I also want to thank the members of the U.S. Armed Forces and we are thinking of them during this period of time. Thank you all.

Operator

Thank you. This brings us to the end of today's meeting. We appreciate your time and participation. You may now disconnect.